CODE OF ETHICS

Background

This Code of Ethics (this “Code”) of RMB Capital Management LLC (“RMB”) is intended to assist all Covered Persons and Access Persons (as defined below) of RMB and its affiliates in meeting their fiduciary obligations to each of RMB’s Clients as well as the requirements of the Investment Advisers Act of 1940 (“Advisers Act”). RMB requires every Covered Person and Access Person to conduct him or herself in an ethical manner consistent with our fiduciary obligations and the terms of this Code.

As a registered investment adviser, RMB is governed by applicable Federal and State securities laws with respect to its fiduciary obligations, including the Advisers Act and the Investment Company Act of 1940 (“IC Act”). A critical component of our fiduciary duty to our Clients is to disclose and avoid both actual and potential conflicts of interest. As a result, our Code requires Covered Persons and Access Persons to:

•	place the interests of our Clients first at all times;

•	refrain from effecting personal securities transactions inconsistent with our Clients’ interests;

•	execute personal securities transactions in compliance with this Code and avoid any actual and potential conflict of interest (even the appearance of a conflict of interest must be anticipated and avoided);

•	not take advantage of their professional positions nor unfair advantage of information that they learn to benefit themselves or their families; and

•	comply with all applicable Federal and State securities laws.

The Executive Committee of RMB is ultimately responsible for enforcing compliance with this Code through the day-to-day activities of the CCO, Compliance Department, Supervisors and Senior Management. Failure to comply with this Code may result in disciplinary action as detailed in this Code.

Definitions/Who Must Comply with the Code

Beneficial Ownership. For purposes of the Code, you are deemed to have “Beneficial Ownership” of a security if you have: (i) a Pecuniary Interest (as defined below) in such security and Influence or Control (each as defined below) over such security or (ii) Influence or Control over such security and such Influence or Control arises outside of your regular employment duties. An individual also has a beneficial ownership in a security if he or she can directly or indirectly profit from the security. Beneficial ownership also extends to accounts held by a Spouse (as defined below) or family member sharing the same household with you Your “family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The term “you” also includes any immediate family member not living in your household if the family member is economically dependent upon you.

The definition of “Beneficial Ownership” for purposes of the Code is very broad and may include securities you would not intuitively consider to be owned by you. If you have any questions as to whether you beneficially own a security for purposes of the Code, contact the Compliance Department. The Appendix to this Code provides examples of circumstances in which you will be considered to have “beneficial ownership” of an account.

Pecuniary Interest. The term “Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of securities to reach the substance of a particular arrangement. You not only have a Pecuniary Interest in securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit, such as securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any security owned by an entity directly or indirectly controlled by you.

A Covered Person under this Code is any person employed by RMB, whether on a full-time or a part-time basis. Each non-employee professional utilized by RMB (such as an independent contractor or consultant as described below) may also be considered a Covered Person. The CCO and/or our Compliance Department will review the facts and circumstances around non-employee professional consulting arrangements to determine whether the non-employee professional is a Covered Person.

An Access Person includes any other person who (i) is subject to RMB’s supervision and control, or (ii) has access to non-public information regarding any Client’s purchase or sale of securities, or (iii) is involved in making securities recommendations to any Client. The CCO and/or our Compliance Department will review the facts and circumstances around non-employee professional consulting arrangements to determine whether the non-employee professional is an Access Person.

Influence or Control. To have “Influence or Control” over a security, you must have an ability to prompt, induce or otherwise effect transactions in the security. Whether you have influence or control over a security is based upon the facts and circumstances of each case; however, the determining factor in each case will be whether you have an ability to prompt, induce or otherwise effect transactions in the security.

It will be considered a violation of this Code for a Covered Person or Access Person to participate in activities that are technically in compliance but which indicate a pattern of abuse or are incompatible with the principles set forth above. Defined terms not defined herein are defined in the Glossary to RMB’s Compliance Manual, as amended.

If a Covered Person or Access Person becomes aware of any violation of this Code, the Covered Person or Access Person is encouraged and expected to report the violation to the CCO or RMB’s Compliance Department. Similarly, any questions regarding the specific provisions of this Code should be referred to the CCO or our Compliance Department. In the absence of the CCO or a member of the Compliance Department, Covered Persons should bring issues to the attention of a member of the Executive Committee.

All Employees of RMB are both Access Persons and Covered Persons. A Covered Person and an Access Person may be granted an exception from certain provisions of this Code on a case-by-case basis by the CCO or a member of RMB’s Compliance Department.

Personal Trading Policies

A.	Reporting Requirements

1.	Covered Person or Access Person must report any account in which such Covered Person or Access Person has a Beneficial Ownership through Schwab Compliance Technology (“SchwabSCT”) .

2.	All trading must be conducted through the brokerage or other accounts that were reported by the Covered Person or Access Person in SchwabSCT.

B.	Pre-Approval Requirements and Exceptions to Pre-Approval Requirements

1.	Pre-Approval Requirements: Pre-approval is required for all personal securities transactions except as provided below. Pre-approval will be reviewed and, if appropriate, granted by the Trading and Compliance Departments through SchwabSCT. Once approved, the approval to trade is valid only for that day and the transaction must generally be made on the day of the approval after 2:00 p.m. Central Time.

2.	Exceptions to Pre-Approval Requirements: Pre-approval is not required for the following transactions:

a.	Transactions in an account (including an investment advisory account, trust account, or other account) of any Covered Person (held either alone or with others) or Access Person over which a person other than the Covered Person or Access Person (including an investment adviser or trustee) exercises investment discretion if:

•	the Covered Person or Access Person does not know of the proposed transaction until after the transaction has been executed; and

•	the Covered Person or Access Person has previously identified the account to the Compliance Department and has affirmed that (in some if not all cases) he or she does not know of proposed transactions in that account until after they are executed.

b.	Transactions in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, shares of open-end mutual funds (excluding mutual funds managed by RMB), annuities, unit investment trusts, interests in Section 529 plans, and transactions in an automatic investment plan; provided, however, that any transaction that overrides a pre-set allocation of an automatic investment plan must be pre-approved.

c.	From time to time, RMB may operate one or more accounts in which RMB or its employees have economic interests. These accounts are generally operating as a model portfolio in preparation for management of Client assets in the same or a similar strategy. Such an account is exempt from the pre-approval requirements of this Code. Transactions in such an account will be conducted in accordance with RMB’s trading procedures for Client accounts.

d.	An occasion may arise where the legally recognized spouse or domestic partner of a Covered Person or Access Person (“Spouse”) receives or is offered an opportunity to acquire an equity interest in that person’s employer or an affiliate of the employer as a result of a bona fide employment relationship and not because of a Covered Person’s relationship with RMB or its Clients. In many (but not all) cases, the pre-approval requirements of this Code are waived. The following principles apply:

1.	Transactions that are initiated by the employer of the Spouse (for example, provided as part of the Spouse’s compensation) are exempt from pre-approval;

2.	All other transactions that are initiated by the Spouse must be pre-approved in advance;

3.	Even if a Spouse’s acquisition of a security was exempt from pre-approval, pre-approval will be required for the Spouse’s sale of the security; and

4.	All transactions and holdings of the Spouse needs to be reported.

3.	Process for Pre-Approvals

a. Covered Persons and Access Persons must submit the trade request through SchwabCT and receive approval prior to placing the trade or submitting the trade ticket to the Trading Department. Approval is good only for the date approved. All trading approvals and denials will be maintained in SchwabCT.

b. Covered Persons’ and Access Persons’ personal trading requests will be approved or denied based on RMB’s trading activity in Client accounts. If a Covered Person or Access Person wants to purchase or sell a security that is not part of an across the board trade (“ATB”) trade, it must be pre-approved and orders may generally be executed after 2 p.m. Central Time.

c. Covered Persons and Access Persons may not separately purchase or sell a security that is part of an ATB trade for the duration of the ATB trade and for three business days following the completion of the trade, subject to all other provisions of this Code. Accounts of Covered Persons and Access Persons that are managed by RMB will be included in block trades. Accounts of these Covered Persons and Access Persons participating in the ATB trade either (i) may be traded after all Client accounts that are part of the same ATB trade; or (ii) may receive a pro-rata portion of the ATB along with all other accounts. In principle, Covered Person or Access Person accounts will not receive preference over any other Client accounts in an ATB. A Covered Person or Access Person’s account participating in an ATB does not require pre-approval.

d. Covered Persons and Access Persons may not purchase or sell a security that is on the Restricted List (maintained by RMB’s Trading and Compliance Departments in SchwabSCT) unless approved by the Compliance Department. Once the security is removed from the Restricted List, Covered Persons and Access Persons must wait for a period of three business days to purchase or sell the security in their personal accounts, subject to all other provisions of this Code.

e. Covered Persons and Access Persons are generally prohibited from engaging in “short-term” trading. For purposes of this Code, “short-term” trading is defined as the sale/cover of a security within 30 days of a purchase/short of the same security. The Compliance Department may make exceptions to this policy from time to time, including but not limited to, an exception approving a trade within this 30-day window if a loss will be realized on the transaction.

f. Covered Person and Access Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients and to avoid the appearance of any impropriety. Covered Person and Access Person trades must not be timed to precede orders placed for any Client.

g. Covered Persons and Access Persons may not participate directly in an initial public offering unless permission is granted by the Compliance Department.

h. From time to time, Covered Persons and Access Person may be offered opportunities to invest in RMB managed private funds or other private funds alongside Clients. Such funds may have a limited offering of shares. Covered Persons and Access Persons may participate, with the advance approval of the Compliance Department, if Clients are first allocated their full amount in the offering. If the Covered Person’s or Access Person’s allocation would reduce a Client’s allocation, then the Covered Person or Access Person may not participate.

C.	Initial, Quarterly and Annual Holdings and Securities Transaction Affirmations

All Covered Persons and Access Persons are required to complete an initial holdings affirmation on SchwabCT, quarterly holdings affirmations and annual holdings affirmation on SchwabCT to disclose their personal securities holdings in all accounts in which the Covered Person or Access Persons has a Beneficial Ownership. The initial affirmation is due no later than 10 calendar days after commencement of employment. Quarterly and Annual affirmations are due no later than 30 calendar days after each quarter-end and year-end. Among other items, the initial, quarterly and annual affirmations also require each Covered Person and Access Person to acknowledge that he or she has read, understood and complied with the provisions of this Code.

D.	Sanctions for Personal Trading Violations

Compliance with this Code is a condition of employment by RMB. Taking into consideration all relevant circumstances, RMB will determine what action is appropriate for any breach of the provisions of this Code. The CCO will generally notify the Executive Committee upon determining that a violation of this Code has occurred. Depending upon the severity of the violation, any or all of the following sanctions may be imposed:

•	Warning (verbal or written);

•	reprimand;

•	reassignment of duties;

•	suspension of or limitation on personal trading activities;

•	require trade to be reversed and any profits disgorged to a charity;

•	monetary penalty (including reduction in salary or bonus);

•	suspension or termination of employment; and/or

•	any combination of the above.

Annual Review and Acknowledgment of this Code

The Executive Committee is ultimately responsible for enforcing compliance with this Code through the day-to-day activities of the CCO, Compliance Department, Supervisors and Senior Management. The CCO will maintain this Code, keep copies of this Code and document any violations of this Code and the resulting sanctions to be imposed, if any. At least annually, the CCO will review this Code to ensure it addresses the issues raised in connection with RMB’s operations, will report to the Executive Committee any actual or recommended policy or procedural changes in this Code and a summary of all violations of this Code, including sanctions imposed.

At least annually, the CCO will provide all Covered Persons and Access Persons with a copy of this Code with all amendments. Upon receipt, Covered Persons and Access Persons must acknowledge via a SchwabCT affirmation, at a minimum, that:

•	they have read, understood and agreed to abide by, and are in compliance with, this Code;

•	they have reported all personal securities transactions required to be reported under this Code;

•	they have reported all brokerage accounts required to be reported under this Code; and

Nothing in this Code and other RMB policies and procedures prohibits a Covered Person or Access Person from reporting possible violations of Federal or State laws or regulations to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, or any agency or self-regulatory organization having jurisdiction over RMB, or making other disclosures that are protected under whistleblower provisions of Federal or State laws or regulations. A Covered Person or Access Person does not need the prior authorization of RMB to make any such reports or disclosures, and is not required to notify RMB that such reports or disclosures have been made. Covered Persons and Access Persons are, however, encouraged (but not required) to report any actual or potential compliance issue or violation of this Code or Federal or State laws or regulations immediately to the CCO , RMB’s Compliance Department or the Executive Committee.

Amended: March 9, 2017

Effective Date: March 9, 2017

Examples of How the Definition of Beneficial Ownership is Applied

Set forth below are some examples of how the definition of Beneficial Ownership is applied in different contexts.

•	Family Holdings. You are deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household with you. Your “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). You are deemed to have Beneficial Ownership of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

•	Partnership and Corporate Holdings. You are deemed to have Beneficial Ownership of securities held by an entity you directly or indirectly control. If you are a limited partner in a partnership, you will generally not be deemed to have Beneficially Ownership of securities held by such limited partnership, provided that you do not own a controlling voting interest in the partnership. If you own or otherwise control a corporation, limited liability company or other legal entity, you will be deemed to have Beneficial Ownership of such entity’s securities.

•	Trusts. You are deemed to have Beneficial Ownership of securities held by a trust if you control the trust or if you have the ability to prompt, induce or otherwise effect transactions in securities held by the trust. For example, you would be deemed to have Beneficial Ownership of securities held by a trust if you have the power to revoke the trust without the consent of another person, or if you have actual or de facto investment control over the trust. In a typical blind trust, you would not be deemed to have Beneficial Ownership of the securities held by the trust.

•	Estates. You are typically not deemed to have Beneficial Ownership of securities held by executors or administrators in estates in which you are a legatee or beneficiary unless, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate. You are typically deemed to have Beneficial Ownership of securities held by an estate if you act as the executor or administrator of such estate and, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate.

•	Where You Have Given Investment Discretion to Another Party. You are typically not deemed to have Beneficial Ownership of securities managed by someone other than yourself where you have given such party sole investment discretion. For example, you are not deemed to have Beneficial Ownership of securities held in an account at RMB if it exercises sole investment discretion with respect to such securities.